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                               EXHIBIT 11

                STATEMENT RE-COMPUTATION OF PER SHARE EARNINGS
                (Dollars in thousands, except per share data)

                                Nine Months Ended       Three Months Ended
                                   December 31,             December 31,
                                1996         1995        1996        1995
                             ----------   ---------    ---------  ---------
                            (Unaudited)  (Unaudited)  (Unaudited) (Unaudited)
Primary Earnings Per Share:
   Weighted average shares
     outstanding               17,138       15,310       17,136     16,484
                             ==========   =========    =========  =========

Income from continuing
   operations                $  7,232     $  6,138     $  3,443   $  2,181
Income (Loss) from
   discontinued operations        728       (1,406)         803       (535)
                             ----------   ---------    ---------  ---------
Net Income                   $  7,960     $  4,732     $  4,246   $  1,646
                             ==========   =========    =========  =========

Income Per Share from
   continuing operations     $   0.42     $   0.40     $   0.20   $   0.13
Income (Loss) Per Share from
   discontinued operations       0.04        (0.09)        0.05      (0.03)
                             ----------   ---------    ---------  ---------
Net Income Per Share         $   0.46     $   0.31     $   0.25   $   0.10
                             ==========   =========    =========  =========

Fully-diluted Earnings
  Per Share:
   Weighted average shares
      outstanding              17,138       15,310       17,136     16,484
   Convertible Notes            3,235        3,235        3,235      3,235
                             ----------   ---------    ---------  ---------
Total Shares                   20,373       18,545       20,371     19,719
                             ==========   =========    =========  =========

Income from continuing
   operations(1)             $  8,815     $  7,725     $  3,971   $  2,710
Income (Loss) from discon-
   tinued operations              728       (1,406)         803       (535)
                             ----------   ---------    ---------  ---------
Net Income                   $  9,543     $  6,319     $  4,774   $  2,175
                             ==========   =========    =========  =========

Income Per Share from
   continuing operations     $   0.42     $   0.40     $   0.19   $   0.13
Income (Loss) Per Share from
   discontinued operations       0.04        (0.09)        0.04      (0.03)
                             ----------   ---------    ---------  ---------
Net Income Per Share         $   0.46 (2) $   0.31 (2) $   0.23   $   0.10(2)
                             ==========   =========    =========  =========

(1) Adjusted for interest on convertible debt
(2) Anti-dilutive; use primary earnings per share



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